Exhibit 4.8

DESCRIPTION OF SECURITIES

As of the March 31, 2020, Capital Southwest Corporation (“we,” “our,” “us,” “CSWC,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) its common stock, par value $0.25 per share (“common stock”), and (ii) its 5.95% Notes due 2022 (the “December 2022 Notes”).

The following descriptions of the Company’s common stock and the December 2022 Notes are based on, as applicable, the relevant portions of the Texas Business Organizations Code (“TBOC”), the Company’s articles of incorporation, as amended (“charter”), our amended and restated bylaws, as amended (“bylaws”), the first supplement indenture, dated December 15, 2017 (the “First Supplemental Indenture”), and the base indenture, dated October 23, 2017 (the “Base Indenture” together with the First Supplemental Indenture, the “indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). This summary is a description of the material terms of, and is qualified in its entirety by, the charter, the bylaws and the indenture, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K. As a result, this summary may not contain all of the information that is important to you. We refer you to the TBOC, the charter, the bylaws and the indenture for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is an exhibit.

A.    Common Stock, $0.25 par value per share

Common Stock

Authorized Capital Stock. Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.25 per share.

Dividends: Holders of our common stock are entitled to dividends or other distributions, as declared by our board of directors from time to time, in cash, property or common stock subject to the provisions of Texas law, our charter or our bylaws.

Voting Rights: The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote at a meeting of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of Texas law, our charter or our bylaws, a different vote is required.

Liquidation Rights: In the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Other: Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The outstanding shares of our common stock are fully paid and non-assessable.

Certain Provisions of Texas Law, Our Charter and Our Bylaws

Amendment of Articles of Incorporation: The TBOC provides that an amendment to the charter must be recommended by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation, unless a different threshold, not less than a majority, is specified in the charter. Our charter does not provide for a different threshold.

Amendment of Bylaws: The TBOC, our charter and bylaws provide that our bylaws may be amended by action of the shareholders or action of the board of directors.

Director Elections: Our bylaws provide that directors are elected by a majority of the votes cast at a meeting of stockholders at which a quorum is present. Our charter does not permit cumulative voting for the election of directors.

Term of Directors: Our bylaws provide that directors are elected at each annual meeting of shareholders and hold office until the next succeeding annual meeting, and until such director’s successor is elected and qualified, or until the earlier death, resignation, or removal of such director.

Number of Directors: Our bylaws provide that the number of directors is determined by resolution of the board of directors, except that the board of directors may not fill more than two directorships resulting from an increase in the size of the board during the period between any two successive annual meetings of stockholders.

Removal of Directors: Our charter provides that shareholders may remove directors only for cause by the affirmative vote of two-thirds of outstanding shares entitled to vote.

Board Vacancies: Our bylaws provide that vacancies may be filled by an election at an annual or special meeting of the shareholders or by the vote of a majority of the remaining directors although less than a quorum.

Shareholder Vote - Nature of the Business: Our charter provides that CSWC is organized and chartered expressly for the purpose of operating either as a management investment company under the 1940 Act or as a business development company under the 1940 Act. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock are necessary to change the nature of the business of the Company so that it will cease to be either a management investment company or a business development company.

Shareholder Action by Written Consent: The TBOC provides that shareholders may act by written consent if all of the shareholders execute a written consent setting forth the action, unless the charter provides the shareholders may act by less than unanimous written consent. Our charter does not vary from the TBOC in this regard.

Special Meeting of Shareholders: Our bylaws provide that the Chairman of the board of directors, the president, the board of directors, or the holders of at least 10% of all the outstanding shares entitled to vote at the proposed special meeting may call a special meeting of shareholders.

Classification of Stock: None of the TBOC, our charter or our bylaws contain any provisions authorizing the board of directors to classify unissued shares of stock.

Business Combination Statute: Section 21.606 of the TBOC restricts certain business combinations between us and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of our stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares.

Our charter further provides that the above referenced statute shall not be applicable if:

•
the combination is solely between the Company and another corporation, fifty percent or more of the voting stock of which is owned, directly or indirectly, by the corporation and none of the voting stock of which is owned, directly or indirectly by a “Related Person” (as defined in our charter) with whom the combination is proposed; or

•
(a) certain fair price and terms conditions are met, (b) the shareholder has not received any loans, financial assistance or tax advantages from the Company and (c) a proxy statement is mailed 40 days prior to the meeting that includes a board recommendation and fairness opinion.

Indemnification of Directors and Officers

Our charter, as amended, provides for indemnification for persons who are or were a director, officer or employee of CSWC or CSMC against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding, on account of such person’s service as a director officer or employee of CSWC or CSMC, or service at the request of CSWC or CSMC as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise all to the fullest extent permitted by Texas law. The charter provides that we must not provide indemnification to the extent not prohibited by the 1940 Act. In accordance with the 1940 Act, CSWC will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Texas law requires a corporation to indemnify a director or officer against reasonable expenses actually incurred by him or her in connection with a threatened, pending, or completed action or other proceeding in which he or she is a named defendant or respondent because he or she is or was a director or officer if he or she has been wholly successful, on the merits or otherwise, in the defense of the action or proceeding. Texas law permits a corporation to indemnify a director or former director against judgments and expenses reasonably and actually incurred by the person in connection with a proceeding if the person (i) acted in good faith, (ii) reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests, and otherwise, that the person’s conduct was not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. If, however, the person is found liable to the corporation, or is found liable on the basis that such person received an improper personal benefit, then indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred, and no indemnification will be available if the person is found liable for (i) willful or intentional misconduct in the performance of the person’s duty to the corporation, (ii) breach of the person’s duty of loyalty owed to the corporation, or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. In addition, Texas law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to purchase or maintain insurance against any liability asserted against a director, officer or employee of the Company. We have obtained primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

NASDAQ Listing

Our common stock is listed on The Nasdaq Global Select Market under the ticker symbol “CSWC.”

B.    Description of 5.95% Notes due 2022

In December 2017, the Company issued $57.5 million in aggregate principal amount, including the underwriters’ full exercise of their option to purchase additional principal amounts to cover over-allotments, of the December 2022 Notes. The December 2022 Notes is listed on The Nasdaq Global Select Market under the ticker symbol “CSWCL.” The December 2022 Notes mature on December 15, 2022 and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after December 15, 2019. The December 2022 Notes bear interest at a rate of 5.95% per year, payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2018. The December 2022 Notes are an unsecured obligation, rank pari passu with our other outstanding and future unsecured unsubordinated indebtedness and are effectively subordinated to all of our existing and future secured indebtedness, including borrowings under our Credit Facility.

On June 11, 2018, the Company entered into an “At-The-Market” (“ATM”) debt distribution agreement, pursuant to which it may offer for sale, from time to time, up to $50 million in aggregate principal amount of December 2022 Notes through B. Riley FBR, Inc., acting as its sales agent (the “2022 Notes Agent”). Sales of the December 2022 Notes may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on The Nasdaq Global Select Market, or similar securities exchanges or sales made through a market maker other than on an exchange at prices related to prevailing market prices or at negotiated prices.

The 2022 Notes Agent receives a commission from the Company equal to up to 2% of the gross sales of any December 2022 Notes sold through the 2022 Notes Agent under the ATM debt distribution agreement. The 2022 Notes Agent is not required to sell any specific principal amount of December 2022 Notes, but will use its commercially reasonable efforts consistent with its sales and trading practices to sell the December 2022 Notes. The December 2022 Notes trade “flat,” which means that purchasers in the secondary market will not pay, and sellers will not receive, any accrued and unpaid interest on the December 2022 Notes that is not reflected in the trading price. The Company has no current intention of issuing additional December 2022 Notes under this ATM debt distribution agreement.

All issuances of the December 2022 Notes rank equally in right of payment and form a single series of notes.

General

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the December 2022 Notes are governed by the indenture. An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default as provided in the indenture. There are some limitations on the extent to which the Trustee acts on your behalf, described in the second paragraph under “Events of Default-Remedies if an Event of Default Occurs.” Second, the Trustee performs certain administrative duties for us with respect to the December 2022 Notes.
The December 2022 Notes were issued in denominations of $25 and integral multiples of $25 in excess thereof. The December 2022 Notes will not be subject to any sinking fund and holders of the December 2022 Notes will not have the option to have the December 2022 Notes repaid prior to the stated maturity date.
The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “- Other Covenants” and “- Events of Default.” Other than the foregoing and as described under “- Other Covenants” and “- Events of Default” below, the indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “- Merger or Consolidation” below, the indenture does not contain any covenants or other provisions designed to afford holders of the December 2022 Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect your investment in the December 2022 Notes.
We have the ability to issue indenture securities with terms different from the December 2022 Notes and, without the consent of the holders of the December 2022 Notes, to reopen the December 2022 Notes and issue additional December 2022 Notes.

Optional Redemption
The December 2022 Notes may be redeemed in whole or in part at any time or from time to time at our option on or after December 15, 2019, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the December 2022 Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to the date fixed for redemption.
You may be prevented from exchanging or transferring the December 2022 Notes when they are subject to redemption. In case any December 2022 Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such December 2022 Note, you will receive, without a charge, a new December 2022 Note or December 2022 Notes of authorized denominations representing the principal amount of your remaining unredeemed December 2022 Notes. Any exercise of our option to redeem the December 2022 Notes will be done in compliance with the 1940 Act, to the extent applicable.
If we redeem only some of the December 2022 Notes, the Trustee or, with respect to global securities, DTC will determine the method for selection of the particular December 2022 Notes to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the December 2022 Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the December 2022 Notes called for redemption.
Before redeeming any December 2022 Notes, we would have to comply with certain requirements under our Credit Facility, to the extent such requirements remain in effect at such time, or otherwise obtain consent from the lenders.
Global Securities
Each December 2022 Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of The Depository Trust Company, New York, New York, known as DTC, or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the December 2022 Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements.

Termination of a Global Security
If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated December 2022 Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.
Payment and Paying Agents
We will pay interest to the person listed in the Trustee’s records as the owner of the December 2022 Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the December 2022 Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the December 2022 Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the December 2022 Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payment When Offices Are Closed
If any payment is due on the December 2022 Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the December 2022 Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Events of Default

Holders of the December 2022 Notes will have rights if an Event of Default occurs in respect of the December 2022 Notes and is not cured.

The term “Event of Default” in respect of the December 2022 Notes means any of the following:

•	We do not pay the principal of, or any premium on, any December 2022 Note when due and payable at maturity

•	We do not pay interest on any December 2022 Note when due and payable, and such default is not cured within 30 days of its due date;

•
We remain in breach of any other covenant in respect of the December 2022 Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the outstanding December 2022 Notes);

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days; or

•
On the last business day of each of twenty-four consecutive calendar months, the December 2022 Notes have an asset coverage of less than 100%, giving effect to any exemptive relief granted to us by the SEC.

An Event of Default for the December 2022 Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The Trustee may withhold notice to the holders of the December 2022 Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of the December 2022 Notes may declare the entire principal amount of all the December 2022 Notes to be due and immediately payable, but this does not entitle any holder of December 2022 Notes to any redemption payout or redemption premium. If an Event of Default referred to in the second to last bullet point above with respect to us has occurred, the entire principal amount of all of the December 2022 Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the December 2022 Notes if (1) we have deposited with the Trustee all amounts due and owing with respect to the

December 2022 Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the December 2022 Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder of the December 2022 Notes is allowed to bypass the Trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the December 2022 Notes, the following must occur:

•	You must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•
The holders of at least 25% in principal amount of all the December 2022 Notes must make a written request that the Trustee take action because of the default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action;

•	The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	The holders of a majority in principal amount of the December 2022 Notes must not have given the Trustee a direction inconsistent with the above notice during that 60-day period.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the December 2022 Notes or else specifying any default.
Waiver of Default
The holders of a majority in principal amount of the N December 2022otes may waive any past defaults other than a default:

•	in the payment of principal (or premium, if any) or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder of the December 2022 Notes.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met where:

•	we merge out of existence or convey or transfer all or substantially all of our assets, the resulting entity must agree to be legally responsible for our obligations under the December 2022 Notes;

•
the merger or sale of assets must not cause a default on the December 2022 Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded; and

•	we must deliver certain certificates and documents to the Trustee.

Notwithstanding any of the foregoing and subject to the 1940 Act, any subsidiary of ours may consolidate with, merge into or transfer all or part of its property and assets to other subsidiaries of ours or to us. Additionally, this covenant shall not apply to: (1) our merger or the merger of one of our subsidiaries with an affiliate solely for the purpose of reincorporating in another jurisdiction; (2) any conversion by us or a subsidiary from an entity formed under the laws of one state to any entity formed under the laws of another state; or (3) any combination of (1) and (2) above.

Modification or Waiver

There are three types of changes we can make to the indenture and the December 2022 Notes issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your December 2022 Notes without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on the December 2022 Notes;

•	reduce any amounts due on the December 2022 Notes or reduce the rate of interest on the December 2022 Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a December 2022 Note following a default;

•	change the place or currency of payment on a December 2022 Note;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	reduce the percentage of holders of December 2022 Notes whose consent is needed to modify or amend the indenture; and

•
reduce the percentage of holders of December 2022 Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of December 2022 Notes required to satisfy quorum or voting requirements at a meeting of holders of the December 2022 Notes.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the December 2022 Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the December 2022 Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the December 2022 Notes would require the following approval:

•	if the change affects only the December 2022 Notes, it must be approved by the holders of a majority in principal amount of the December 2022 Notes; and

•
if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “- Changes Requiring Your Approval.”

Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to the December 2022 Notes:
The December 2022 Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any December 2022 Notes. The December

2022 Notes will also not be eligible to vote if they have been fully defeased as described later under “- Defeasance - Full Defeasance” below.
We will generally be entitled to set any day as a record date for the purpose of determining the holders of the December 2022 Notes that are entitled to vote or take other action under the indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the December 2022 Notes, that vote or action may be taken only by persons who are holders of the December 2022 Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the December 2022 Notes or request a waiver.
Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the December 2022 Notes when:

•	Either

•	all the December 2022 Notes that have been authenticated have been delivered to the Trustee for cancellation; or

•	all the December 2022 Notes that have not been delivered to the Trustee for cancellation

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption,
and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the December 2022 Notes, in amounts in the currency payable for the December 2022 Notes as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such December 2022 Notes delivered to the Trustee for cancellation (in the case of December 2022 Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the December 2022 Notes; and

•
we have delivered to the Trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the December 2022 Notes have been complied with.

Defeasance

The following provisions will be applicable to the December 2022 Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the December 2022 Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the December 2022 Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture relating to the December 2022 Notes.

Covenant Defeasance

Under current U.S. federal income tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the December 2022 Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your December 2022 Notes. In order to achieve covenant defeasance, the following must occur:

•
Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the December 2022 Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the December 2022 Notes on their various due dates;

•
We must deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the December 2022 Notes any differently than if we did not make the deposit;

•
We must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments; and

•
No default or event of default with respect to the December 2022 Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If  we accomplish covenant defeasance, you can still look to us for repayment of the December 2022 Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the December 2022 Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from all payment and other obligations on the December 2022 Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•
Since the December 2022 Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the December 2022 Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the December 2022 Notes on their various due dates;

•
We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing you to be taxed on the December 2022 Notes any differently than if we did not make the deposit;

•
We must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and

•
No default or event of default with respect to the December 2022 Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If  we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the December 2022 Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.
Other Covenants
In addition to any other covenants described above, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by the Company and related matters, the following covenants will apply to the December 2022 Notes:

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We agree that for the period of time during which the December 2022 Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, On March 23, 2018, the Small Business Credit Availability Act was signed into law, which, among other things, included changes to the 1940 Act to allow BDCs to decrease their asset coverage requirement from 200% to 150%, if certain requirements are met. The 1940 Act has been amended to reflect such changes. whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings.

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We agree that, for the period of time during which the December 2022 Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(1) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These statutory provisions of the 1940 Act are not currently applicable to us and will not be applicable to us as a result of this offering. However, if Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act were currently applicable to us in connection with this offering, these provisions would generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, were below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.

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If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the December 2022 Notes and the Trustee, for the period of time during which the December 2022 Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

Form, Exchange and Transfer of Certificated Registered Securities

If registered December 2022 Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form,

•	without interest coupons, and

•	unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

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Holders may exchange their certificated securities for December 2022 Notes of smaller denominations or combined into fewer December 2022 Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

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Holders may exchange or transfer their certificated securities at the office of the Trustee. We have appointed the Trustee to act as our agent for registering December 2022 Notes in the names of holders transferring December 2022 Notes. We may appoint another entity to perform these functions or perform them ourselves.

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Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

•	We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

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If any certificated securities of a particular series are redeemable and we redeem less than all the December 2022 Notes, we may block the transfer or exchange of those December 2022 Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated December 2022 Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any December 2022 Note that will be partially redeemed.

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If registered December 2022 Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the December 2022 Notes as described in this subsection, since it will be the sole holder of the December 2022 Notes.

Holders may exchange their certificated securities for December 2022 Notes of smaller denominations or combined into fewer December 2022 Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the Trustee. We have appointed the Trustee to act as our agent for registering December 2022 Notes in the names of holders transferring December 2022 Notes. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the December 2022 Notes, we may block the transfer or exchange of those December 2022 Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated December 2022 Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any December 2022 Note that will be partially redeemed.
If registered December 2022 Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the December 2022 Notes as described in this subsection, since it will be the sole holder of the December 2022 Notes.

Resignation of Trustee

The Trustee may resign or be removed with respect to the December 2022 Notes provided that a successor trustee is appointed to act with respect to the December 2022 Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions - Ranking

The December 2022 Notes will be our direct unsecured obligations and will rank:

•	pari passu with our existing and future unsubordinated unsecured indebtedness;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the December 2022 Notes; and

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effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under our Credit Facility; and

•	structurally subordinated to all future indebtedness and other obligations of any of our subsidiaries.